Exhibit 3.1

CERTIFICATE OF DESIGNATION

OF

THE PREFERENCES OF PREFERRED STOCK

OF

TITAN ENVIRONMENTAL SOLUTIONS INC.

The undersigned, Glen Miller, certifies that:

A. He is the Chief Executive Officer and President of Titan Environmental Solutions Inc., a corporation organized and existing under the laws of the State of Nevada (the “Corporation”);

B. The Articles of Incorporation of the Corporation, as amended through the date hereof (the “Articles of Incorporation”), authorizes a class of stock designated as Preferred Stock, with a par value of $0.0001 per share (the “Preferred Class”), comprising Twenty Five Million (25,000,000) shares, and provides that the board of directors of the Corporation (“Board of Directors”) shall fix the designation and number of shares of each series of the Preferred Class and may determine the rights, preferences, privileges and restrictions granted to and imposed upon any wholly unissued series of the Preferred Class;

C. The Board of Directors believes it to be in the best interests of the Corporation to create a new series of preferred stock consisting of One Million Three Hundred Sixty Thousand (1,360,000) shares and designated as the “Series B Convertible Preferred Stock” having certain rights, preferences, privileges, restrictions and other matters relating to the Series B Convertible Preferred Stock as set forth in this Certificate of Designation; and

D. Pursuant to the authority granted by the Articles of Incorporation, the Board of Directors has duly adopted the recitals and resolutions set out below:

WHEREAS, the Articles of Incorporation authorize the issuance of up to 25,000,000 shares of preferred stock, par value $0.0001 per share, of the Corporation (“Preferred Stock”) in one or more series, and expressly authorizes the Board of Directors, subject to limitations prescribed by law or by the Articles of Incorporation, to provide, out of the unissued Preferred Stock, for one or more series of Preferred Stock, and, with respect to each such series, to establish and fix the number of shares to be included in any series of Preferred Stock and the designation, rights, preferences, privileges, and restrictions of the shares of such series; and

WHEREAS, the Corporation has not issued any shares of Series B Convertible Preferred Stock, and the Board of Directors desires to establish and fix the number of shares to be included in the Series B Convertible Preferred Stock and to determine the designation, rights, preferences, privileges, and restrictions of the shares of such new series; and

WHEREAS, capitalized terms used and not defined herein have the meaning set forth in the Securities Purchase Agreement dated as of March 25, 2024 (the “Securities Purchase Agreement”) between the Corporation and the initial purchasers of shares of Series B Convertible Preferred Stock.

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors does hereby provide for the issue of the Series B Convertible Preferred Stock and does hereby, in this Certificate of Designation of Preferences of Preferred Stock (the “Certificate of Designation”), establish and fix and herein state and express the number of shares, designation, rights, preferences, privileges, and restrictions of such series of Preferred Stock as follows:

ANNEX A

TERMS OF SERIES B CONVERTIBLE PREFERRED STOCK

Section 1. Designation, Amount, Par Value and Stated Value. The series of preferred stock designated herein is Series B Convertible Preferred Stock (the “Series B Convertible Preferred Stock”) and the number of shares so designated is One Million Three Hundred Sixty Thousand (1,360,000) shares. Each registered holder of Series B Convertible Preferred Stock is referred to herein as a “Series B Holder.” The number of authorized shares of Series B Convertible Preferred Stock may not be increased without the written consent of Series B Holders holding a majority of the outstanding shares of Series B Convertible Preferred Stock. Each share of Series B Convertible Preferred Stock has a par value of $0.0001 per share. The Series B Convertible Preferred Stock shall have a stated value of $10.00 per share (the “Stated Value”).

Section 2. Redemption.

(a) Optional Redemption. On and after July 31, 2025, the Corporation may, at its option, upon not less than ten (10) days nor more than sixty (60) days’ written notice, redeem (the “Optional Redemption”) the then issued and outstanding shares of Series B Convertible Preferred Stock, in whole or in part, at any time or from time to time, for cash at a redemption price of 130% of the Stated Value (as defined below) per share of Series B Convertible Preferred Stock, plus any accumulated and unpaid dividends thereon to, but not including, the date fixed for redemption (the “Optional Redemption Price”). If the Corporation elects to redeem any shares of Series B Convertible Preferred Stock pursuant to an Optional Redemption, the Corporation may use any available cash to pay the Optional Redemption Price.

(b) Optional Redemption Notice. Notice of an Optional Redemption (the “Optional Redemption Notice”) will be mailed upon not less than ten (10) days nor more than sixty (60) days before the date fixed by the Corporation for the Optional Redemption (the “Optional Redemption Date”) to each holder of record of Series B Convertible Preferred Stock (a “Holder”) at the address shown on the share transfer books of the Corporation. The Optional Redemption Notice shall state: (i) the Optional Redemption Date; (ii) the number of shares of Series B Convertible Preferred Stock to be redeemed; (iii) the Optional Redemption Price; (iv) the place or places where any certificates issued for Series B Convertible Preferred Stock are to be surrendered for payment of the Optional Redemption Price; (v) that dividends on the Series B Convertible Preferred Stock will cease to accrue on such Optional Redemption Date; and (vi) any other information required by law or by the applicable rules of any exchange upon which the Series B Convertible Preferred Stock may be listed or admitted for trading. If fewer than all outstanding shares of Series B Convertible Preferred Stock are to be redeemed, the Optional Redemption Notice mailed to each such Holder thereof shall also specify the number of shares of Series B Convertible Preferred Stock to be redeemed from each such Holder. For the avoidance of doubt, Holders of shares of Series B Convertible Preferred Stock shall have the right to convert all or a portion of the Series B Convertible Preferred Stock at any time following the Optional Redemption Notice but prior to the Optional Redemption Date in accordance with the provisions of Section 6 hereof.

(c) Mandatory Redemption Upon the Occurrence of a Mandatory Redemption Event.

(i) In the event of a transaction resulting in a Mandatory Redemption Event, the Corporation shall be required to redeem (the “Mandatory Redemption Event Redemption”), by irrevocable written notice to the Holders, all of the then issued and outstanding shares of Series B Convertible Preferred Stock held by all Holders. Upon such Mandatory Redemption Event Redemption, the Corporation will pay or deliver, as applicable, to each Holder in respect of each share of Series B Convertible Preferred Stock held by such Holder, an amount equal to 130% of the Stated Value per share of Series B Convertible Preferred Stock held by such Holder, plus the aggregate amount of accrued and unpaid dividends immediately preceding the redemption date through, but excluding the redemption date (the “Mandatory Redemption Event Redemption Price”).

ANNEX A

(ii) A “Mandatory Redemption Event” is deemed to occur when either (x) a Triggering Event occurs, and is continuing, and the Corporation receives written notice from any Holder that holds at least 75,000 Preferred Shares specifying that a Mandatory Redemption Event has occurred pursuant to this clause and the subsection(s) of Section 7 that have resulted in such Triggering Event and/or (y) after July 31, 2025, the Corporation’s common stock, par value $0.0001 per share (the “Common Stock”), is not trading or listed (as applicable) on the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange or the NYSE American LLC, or a successor national stock exchange to any such exchange, as applicable.

(iii) If, in connection with a Mandatory Redemption Event, the Corporation shall not have sufficient funds legally available under Nevada law to redeem all outstanding shares of Series B Convertible Preferred Stock, then the Corporation shall (a) redeem, pro rata among the Holders, a number of shares of Series B Convertible Preferred Stock equal to the number of shares of Series B Convertible Preferred Stock that can be redeemed with the maximum amount legally available for the redemption of such shares of Series B Convertible Preferred Stock under Nevada law, and (b) redeem all remaining shares of Series B Convertible Preferred Stock not redeemed because of the foregoing limitations at the applicable Mandatory Redemption Event Redemption Price as soon as practicable after the Corporation (or its successor) is able to make such redemption out of assets legally available for the purchase of such share of Series B Convertible Preferred Stock. The inability of the Corporation to make a redemption payment for any reason shall not relieve the Corporation from its obligation to effect any required redemption when, as and if permitted by applicable law.

(iv) On or prior to the tenth (10th) Business Day following the date on which the Corporation receives written notice of the occurrence of a Mandatory Redemption Event pursuant to Section 2(c)(ii)(x) or on or prior to the tenth (10th) Business Day prior to the date on which the Corporation anticipates in the occurrence of a Mandatory Redemption Event pursuant to Section 2(c)(ii)(y), the Corporation shall send written notice (a “Mandatory Redemption Event Notice”) to each Holder of record of Series B Convertible Preferred Stock at the address shown on the share transfer books of the Corporation. The Mandatory Redemption Event Notice shall state (i) the date on which the Mandatory Redemption Event was effected or is anticipated to be effected, (ii) a description of the material terms and conditions of such Mandatory Redemption Event transaction, (iii) a statement that all shares of Series B Convertible Preferred Stock shall be redeemed by the Corporation (or its successor) on the date specified in such Mandatory Redemption Event Notice (the “Mandatory Redemption Event Redemption Date”), which such date must be a Business Day of the Corporation’s choosing that is no later than the tenth (10th) Business Day following the date of such Mandatory Redemption Event Notice, (iv) the Mandatory Redemption Event Redemption Price with respect to each share of Series B Convertible Preferred Stock, and (v) the procedures that Holders of shares of Series B Convertible Preferred Stock must follow in order for their shares of Series B Convertible Preferred Stock to be redeemed. Any Mandatory Redemption Event Notice mailed or delivered as provided in this Section 1(c) shall be conclusively presumed to have been duly given, whether or not any applicable Holder receives such notice, but failure to duly give such notice by mail or delivery, or any defect in such notice or in the mailing or delivery thereof, to any Holder of shares of Series B Convertible Preferred Stock to be redeemed pursuant to Section 1(b) shall not affect the validity of the proceedings for the redemption of any other share(s) of Series B Convertible Preferred Stock to the extent that such failure to duly give notice or any defect in such notice or the mailing or delivery thereof (in each case, to the extent such failure or defect is not promptly cured or corrected) does not materially prejudice any such Holder. For the avoidance of doubt, Holders of shares of Series B Convertible Preferred Stock shall have the right to convert all or a portion of the Series B Convertible Preferred Stock at any time following the Mandatory Redemption Event Notice but prior to the Mandatory Redemption Event Redemption Date in accordance with the provisions of Section 6(b) hereof.

ANNEX A

(d) On or after the date fixed for redemption pursuant to either Section 1(a) or Section 1(c) hereof, each Holder of shares of Series B Convertible Preferred Stock that holds a certificate must present and surrender each certificate representing his or her Series B Convertible Preferred Stock to the Corporation at the place designated in the applicable notice and thereupon the redemption price of such shares will be paid to or on the order of the person whose name appears on such certificate representing the Series B Convertible Preferred Stock as the owner thereof.

(e) The fact that any Holder purchased the Series B Convertible Preferred Stock at a price less than the respective Optional Redemption Price or the Mandatory Redemption Event Redemption Price shall not be determined or construed to limit the rights of the Holder.

Section 3. Dividends.

(a) The rights of the Holders to receipt of dividends shall not be affected by the failure to declare such dividends and accrued dividends shall be included in connection with conversions into the Corporation’s common stock, par value $0.0001 per share (the “Common Stock”), and payment of any liquidation preference or redemption amount.

(b) From and after the Original Issuance Date, cumulative dividends on each share of Series B Convertible Preferred Stock shall accrue, whether or not declared by the Board of Directors and whether or not there are funds legally available for the payment of dividends, on a daily basis in arrears at the rate per annum (the “Dividend Rate”) equal to 10% per annum, or after the occurrence and during the continuance of a Triggering Event, 15% per annum, based on a 360 day year on the Stated Value plus all unpaid accrued and accumulated dividends and other amounts payable thereon (the “Dividend Payment”). All accrued dividends shall be paid in a cash amount of 105% of the Dividend Payment only when, as and if declared by the Board of Directors out of funds legally available therefor or upon a liquidation or redemption of the Series B Convertible Preferred Stock in accordance with the provisions of this Certificate of Designation; provided, that to the extent not paid on the last day of March, June, September and December of each calendar year (each such date, a “Dividend Payment Date”), all accrued dividends on any share shall accumulate and compound on the applicable Dividend Payment Date whether or not declared by the Board of Directors and shall remain accumulated, compounding dividends until paid or converted. All accrued and accumulated dividends on the Series B Convertible Preferred Stock shall be prior and in preference to any dividend on any Junior Securities and shall be fully declared and paid before any dividends are declared and paid, or any other distributions or redemptions are made, on any Junior Securities. “Junior Securities” means the Corporation’s Common Stock and Series A Preferred Stock and all other classes and series of equity securities of the Corporation which by their terms do not rank pari passu or senior to the Series B Convertible Stock. Notwithstanding the preceding and subject to the Beneficial Ownership Limitation, provided that no Equity Conditions Failure (as defined below) has occurred and is continuing, the Corporation shall have the right to pay the dividends on the applicable Dividend Payment Date in shares of the Corporation’s Common Stock (a “Stock Dividend Payment”). The Corporation shall give each Holder notice no less than five Trading Days prior to the Dividend Payment Date that the payment would be a Stock Dividend Payment. If the Holder notifies the Corporation that such Stock Dividend Payment would cause its ownership to be in excess of the Beneficial Ownership Limitation, then the Holder shall not be entitled to receive such Stock Dividend Payment to the extent such payment would exceed the Beneficial Ownership Limitation (and shall not be entitled to beneficial ownership of such shares of Common Stock as a result of such Stock Dividend Payment (and beneficial ownership) to the extent of any such excess) and the portion of such Stock Dividend Payment that would exceed the Beneficial Ownership Limitation shall be held in abeyance for the benefit of the Holder until such time or times, if ever, as its right thereto would not result in the Holder and the other Attribution Parties exceeding the Beneficial Ownership Limitation, at which time or times the Holder shall be issued such unpaid Stock Dividend Payment to the same extent as if there had been no such limitation). The number of shares of Common Stock to be issued under a Stock Dividend Payment shall be the quotient obtained by dividing the applicable dividend payment amount by the product obtained by multiplying the five Trading Day average VWAP for the period ending on the Trading Day prior to the Dividend Payment Date by 0.8.

ANNEX A

(c) For purposes of this Section 3, the term “Equity Conditions Failure” shall mean, as of any given date of determination, that on any day during the period commencing twenty (20) Trading Days prior to such date of determination, the Equity Conditions have not been satisfied (or waived in writing by the applicable Holder), and the term “Equity Conditions” shall mean, if and as applicable, with respect to a given date of determination: (i) on each day during the period beginning 30 calendar days prior to the applicable date of determination and ending on and including the applicable date of determination (the “Equity Conditions Measuring Period”), from and after the Uplisting, the Common Stock is listed or designated for quotation (as applicable) on a Trading Market and shall not have been suspended from trading on a Trading Market (other than suspensions of not more than two (2) days and occurring prior to the applicable date of determination due to business announcements by the Corporation) nor shall delisting or suspension by a Trading Market have been threatened (with a reasonable prospect of delisting occurring after giving effect to all applicable notice, appeal, compliance and hearing periods) or reasonably likely to occur or pending as evidenced by (A) a writing by such Trading Market or (B) the Corporation falling below the minimum listing maintenance requirements of the Trading Market on which the Common Stock is then listed or designated for quotation, and all cure periods afforded by such Trading Market have passed (as applicable); (ii) during the Equity Conditions Measuring Period, the Corporation shall have delivered all shares of Common Stock issuable upon conversion of the Series B Convertible Preferred Stock on a timely basis as set forth in Section 6; (iii) any shares of Common Stock to be issued in connection with the Stock Dividend Payment may be issued in full without violating the rules or regulations of the Trading Market on which the Common Stock is then listed or designated for quotation (as applicable); (iv) on each day during the Equity Conditions Measuring Period, there shall not have occurred and there shall not exist a Triggering Event or an event that with the passage of time or giving of notice would constitute a Triggering Event; and (v) the shares of Common Stock issuable pursuant the event requiring the satisfaction of the Equity Conditions are duly authorized and listed and eligible for trading without restriction on a Trading Market.

Section 4. Voting Rights. On any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of the stockholders of the Corporation (or by written consent of stockholders in lieu of meeting), each Holder shall be entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of Series B Convertible Preferred Stock held by such the Holder are convertible as of the record date for determining stockholders entitled to vote on (or consent to) such matter. Except as provided by law, the Articles of Incorporation or this Certificate of Designation, the Holders of Series B Convertible Preferred Stock shall vote together with the holders of the Common Stock as a single class and on an as-converted to Common Stock basis. The voting rights of each Holder shall be subject to the Beneficial Ownership Limitation contained in Section 8.

Section 5. Liquidation. Upon the liquidation, dissolution or winding up of the business of the Corporation, whether voluntary or involuntary, each Holder shall be entitled to receive out of assets of the Corporation legally available therefor before any payment or distribution shall be made to the holders of any Junior Securities, the greater of (i) an amount per share equal to the sum of (x) the Stated Value and (y) unpaid dividends, and (ii) the same amount that a holder of the Corporation’s Common Stock would receive on an as-converted basis (without regard to the Beneficial Ownership Limitation or any other conversion limitations hereunder), and if the assets of the Corporation shall be insufficient to pay in full such amounts, then the entire assets to be distributed to the Holders shall be ratably distributed among the Holders in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full. Any distribution in connection with the liquidation, dissolution or winding up of the Corporation, or any bankruptcy or insolvency proceeding, shall be made in cash to the extent possible. The fact that any Holder purchased Series B Convertible Preferred Stock at a price less than the Stated Value shall not be determined or construed to limit the rights of the Holder.

ANNEX A

Section 6. Conversion.

(a) Optional Conversion. Each share of Series B Convertible Preferred Stock shall be convertible into that number of shares of Common Stock calculated by dividing the sum of the Stated Value of each share of Series B Convertible Preferred Stock being converted plus any accrued but unpaid dividends and any other amounts payable hereunder with respect thereto, by the Conversion Price. The initial “Conversion Price” shall be $0.05, which shall be subject to adjustment as provided in Sections (6)(b), 6(c), 9 and 10 below.

(b) Triggering Event Conversion. Subject to the Beneficial Ownership Limitation, at any time during the period commencing on the date of the occurrence of a Triggering Event and ending on the date of the cure of such Triggering Event (the “Triggering Event Period”), a Holder may, at such Holder’s option, by delivery of a conversion notice to the Corporation, convert the Triggering Event Conversion Amount (as defined below) of all, or any number of, shares of Series B Convertible Preferred Stock (such conversion amount of the Series B Convertible Preferred Stock to be converted pursuant to this Section 1(b), into shares of Common Stock at the Conversion Price. The “Triggering Event Conversion Amount” means 125% of sum of the Stated Value of each share of Series B Convertible Preferred Stock being converted, plus any accrued but unpaid dividends and any other amounts payable hereunder with respect thereto.

(c) Mandatory Conversion. If at any time from and after the date hereof, (i) the closing price of the Common Stock on the Trading Market equals or exceeds $1.00 (which amount shall be proportionately and appropriately adjusted for certain capital events, such as stock splits, as set forth herein) for 20 consecutive Trading Days (the “Mandatory Conversion Measuring Period”) and (ii) the daily dollar trading volume for the Corporation’s Common Stock on the Trading Market exceeds one million dollars ($1,000,000) per Trading Day for the Mandatory Conversion Measuring Period and (iii) the Equity Conditions are satisfied on each Trading Day of the Mandatory Conversion Measuring Period, then the Corporation shall have the right to require the Holder to mandatorily convert all or any portion of the Series B Convertible Preferred Stock, including any accrued but unpaid dividends and any other amounts payable hereunder with respect thereto, as designated in the Mandatory Conversion Notice on the Mandatory Conversion Date (each as defined below) into fully paid, validly issued and nonassessable shares of Common Stock at the Conversion Price as of the Mandatory Conversion Date (as defined below) (a “Mandatory Conversion”). The Corporation may exercise its right to require conversion under this Section 6 by delivering within not more than five (5) Trading Days following the end of such Mandatory Conversion Measuring Period a written notice thereof by electronic mail (or by overnight currier if the Corporation does not have valid electronic mail address of the Holder) to the Holder (the “Mandatory Conversion Notice” and the date that the Holder received such notice is referred to as the “Mandatory Conversion Notice Date”). The Mandatory Conversion Notice shall be irrevocable. The Mandatory Conversion Notice shall state (I) the Trading Day on which the Mandatory Conversion shall occur, which shall be the second (2nd) Trading Day following the Mandatory Conversion Notice Date (the “Mandatory Conversion Date”) and (II) the aggregate number of Series B Convertible Preferred Stock which the Corporation has elected to be subject to such Mandatory Conversion from the Holder (the “Mandatory Conversion Amount”) pursuant to this Section 6. If the Equity Conditions cease to be satisfied during Mandatory Conversion Measuring Period then, at the option of the Holder, the Mandatory Conversion shall be deemed withdrawn and void ab initio. For clarity, the Holder shall be entitled to convert the Series B Convertible Preferred Stock at any time and from time during the Mandatory Conversion Measuring Period pursuant to Section 6(d).

ANNEX A

(d) Mechanics of Conversion. To convert shares of Series B Convertible Preferred Stock into shares of Common Stock on any date (a “Conversion Date”), a Holder shall deliver (whether via electronic mail or otherwise), for receipt on or prior to 5:00 p.m., New York time, on such date, a copy of an executed notice of conversion of the share(s) of Series B Convertible Preferred Stock subject to such conversion in the form attached hereto as Exhibit I (the “Conversion Notice”) to the Corporation. If required, within two (2) Trading Days following a conversion of any such Series B Convertible Preferred Stock as aforesaid, such Holder shall surrender to a nationally recognized overnight delivery service for delivery to the Corporation the original certificates, if any, representing the shares of Series B Convertible Preferred Stock(the “Series B Convertible Preferred Stock Certificates”) so converted as aforesaid (or an indemnification undertaking with respect to the shares of Series B Convertible Preferred Stock in the case of its loss, theft or destruction). On or before the first (1st) Trading Day following the date of receipt of a Conversion Notice, the Corporation shall transmit by electronic mail (or by overnight currier if the Corporation does not have valid electronic mail address of the Holder) an acknowledgment of confirmation and representation as to whether such shares of Common Stock may then be resold pursuant to Rule 144 or an effective and available registration statement, in the form attached hereto as Exhibit II, of receipt of such Conversion Notice to such Holder and the Corporation’s transfer agent (the “Transfer Agent”), which confirmation shall constitute an instruction to the Transfer Agent to process such Conversion Notice in accordance with the terms herein. On or before the second (2nd) Trading Day following each date on which the Corporation has received a Conversion Notice (or such earlier date as required pursuant to the Exchange Act or other applicable law, rule or regulation for the settlement of a trade initiated on the applicable Conversion Date of such shares of Common Stock issuable pursuant to such Conversion Notice) (the “Share Delivery Deadline”), the Corporation shall (1) provided that the Transfer Agent is participating in The Depository Trust Company’s (“DTC”) Fast Automated Securities Transfer Program (“FAST”), credit such aggregate number of shares of Common Stock to which such Holder shall be entitled pursuant to such conversion to such Holder’s or its designee’s balance account with DTC through its Deposit/Withdrawal at Custodian system, or (2) if the Transfer Agent is not participating in FAST, upon the request of such Holder, issue and deliver (via reputable overnight courier) to the address as specified in such Conversion Notice, a certificate, registered in the name of such Holder or its designee, for the number of shares of Common Stock to which such Holder shall be entitled. If the number of Series B Convertible Preferred Stock represented by the Series B Convertible Preferred Stock Certificate(s) submitted for conversion is greater than the number of shares of Series B Convertible Preferred Stock being converted, then the Corporation shall, as soon as practicable and in no event later than two (2) Trading Days after receipt of the Series B Convertible Preferred Stock Certificate(s) and at its own expense, issue and deliver to such Holder (or its designee) a new Series B Convertible Preferred Stock Certificate or a new book-entry representing the number of shares of Series B Convertible Preferred Stock not converted. The Person or Persons entitled to receive the shares of Common Stock issuable upon a conversion of shares of Series B Convertible Preferred Stock shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Conversion Date. If the Corporation shall fail, for any reason or for no reason, on or prior to the applicable Share Delivery Deadline, if the Transfer Agent is not participating in FAST, to issue and deliver to such Holder (or its designee) a certificate for the number of shares of Common Stock to which such Holder is entitled and register such shares of Common Stock on the Corporation’s share register or, if the Transfer Agent is participating in FAST, to credit such Holder’s or its designee’s balance account with DTC for such number of shares of Common Stock to which such Holder is entitled upon such Holder’s conversion of any shares being converted hereunder (as the case may be) (a “Conversion Failure”), then, in addition to all other remedies available to such Holder, (X) the Corporation shall pay in cash from funds legally available therefor to such Holder on each day after the Share Delivery Deadline that the issuance of such shares of Common Stock is not timely effected an amount equal to 1% of the product of (A) the sum of the number of shares of Common Stock not issued to such Holder on or prior to the Share Delivery Deadline and to which such Holder is entitled, multiplied by (B) the highest trading price of the Common Stock at any time during the period beginning on the applicable Conversion Date and ending on the applicable Share Delivery Deadline, and (Y) such Holder, upon written notice to the Corporation, may void its Conversion Notice with respect to, and retain or have returned, as the case may be, all, or any portion, of such shares of Series B Convertible Preferred Stock that has not been converted pursuant to such Conversion Notice; provided that the voiding of an Conversion Notice shall not affect the Corporation’s obligations to make any payments which have accrued prior to the date of such notice pursuant to this Section 6(d) or otherwise. In addition to the foregoing, if on or prior to the Share Delivery Deadline the Transfer Agent is not participating in FAST, the Corporation shall fail to issue and deliver to such Holder (or its designee) a certificate and register such shares of Common Stock on the Corporation’s share register or, if the Transfer Agent is participating in FAST, the Transfer Agent shall fail to credit the balance account of such Holder or such Holder’s designee, as applicable, with DTC for the number of shares of Common Stock to which such Holder is entitled upon such Holder’s conversion hereunder or pursuant to the Corporation’s obligation hereunder, and if on or after such Share Delivery Deadline such Holder acquires (in an open market transaction, stock loan or otherwise) shares of Common Stock corresponding to all or any portion of the number of shares of Common Stock issuable upon such conversion that such Holder is entitled to receive from the Corporation and has not received from the Corporation in connection with such Conversion Failure (a “Buy-In”), then, in addition to all other remedies available to such Holder, the Corporation shall, within two (2) Business Days after receipt of such Holder’s request and in such Holder’s discretion, either: (I) pay cash from funds legally available therefor to such Holder in an amount equal to such Holder’s total purchase price (including brokerage commission, stock loan costs and other out-of-pocket expenses, if any) for the shares of Common Stock so acquired (including, without limitation, by any other Person in respect, or on behalf, of such Holder) (the “Buy-In Price”), at which point the Corporation’s obligation to so issue and deliver such certificate (and to issue such shares of Common Stock) or credit to the balance account of such Holder or such Holder’s designee, as applicable, with DTC for the number of shares of Common Stock to which such Holder is entitled upon such Holder’s conversion hereunder (as the case may be) (and to issue such shares of Common Stock) shall terminate, or (II) promptly honor its obligation to so issue and deliver to such Holder a certificate or certificates representing such shares of Common Stock or credit the balance account of such Holder or such Holder’s designee, as applicable, with DTC for the number of shares of Common Stock to which such Holder is entitled upon such Holder’s conversion hereunder (as the case may be) and pay cash from funds legally available therefor to such Holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (x) such number of shares of Common Stock multiplied by (y) the lowest Closing Sale Price of the Common Stock on any Trading Day during the period commencing on the date of the applicable Conversion Notice and ending on the date of such issuance and payment under this clause (II). Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity, including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Corporation’s failure to timely deliver certificates representing shares of Common Stock (or to electronically deliver such shares of Common Stock) upon the conversion of the Series B Convertible Preferred Stock as required pursuant to the terms hereof.

ANNEX A

(e) Registration; Book-Entry. At the time of issuance of any shares of Series B Convertible Preferred Stock hereunder, the applicable Holder may, by written request (including by electronic-mail) to the Corporation, elect to receive such shares of Series B Convertible Preferred Stock in the form of one or more Series B Convertible Preferred Stock Certificates or in book-entry form. The Corporation (or the Transfer Agent, as registrar and transfer agent for the Series B Convertible Preferred Stock) shall maintain a register (the “Register”) for the recordation of the names and addresses of the Holders of each share of Series B Convertible Preferred Stock and the Stated Value of the Series B Convertible Preferred Stock and whether the shares of Series B Convertible Preferred Stock are held by such Holder in Series B Convertible Preferred Stock Certificates or in book-entry form (the “Registered Series B Convertible Preferred Stock”). The entries in the Register shall be conclusive and binding for all purposes absent manifest error. The Corporation and each Holder of the Series B Convertible Preferred Stock shall treat each Person whose name is recorded in the Register as the owner of a share of Series B Convertible Preferred Stock for all purposes (including, without limitation, the right to receive payments and Dividends hereunder) notwithstanding notice to the contrary. A Registered Series B Convertible Preferred Stock may be assigned, transferred or sold only by registration of such assignment or sale on the Register. Upon its receipt of a written request to assign, transfer or sell one or more Registered Series B Convertible Preferred Stock by such Holder thereof, the Corporation shall record the information contained therein in the Register and issue one or more new shares of Registered Series B Convertible Preferred Stock in the same aggregate Stated Value as the Stated Value of the surrendered shares of Registered Series B Convertible Preferred Stock to the designated assignee or transferee, provided that if the Corporation does not so record an assignment, transfer or sale (as the case may be) of such Registered Series B Convertible Preferred Stock within two (2) Business Days of such a request, then the Register shall be automatically deemed updated to reflect such assignment, transfer or sale (as the case may be). Notwithstanding anything to the contrary set forth in this Section 6, following conversion of any Series B Convertible Preferred Stock in accordance with the terms hereof, the applicable Holder shall not be required to physically surrender such shares of Series B Convertible Preferred Stock held in the form of a Series B Convertible Preferred Stock Certificate to the Corporation unless (A) the full or remaining number of shares of Series B Convertible Preferred Stock represented by the applicable Series B Convertible Preferred Stock Certificate are being converted (in which event such certificate(s) shall be delivered to the Corporation as contemplated by this Section 6(e)) or (B) such Holder has provided the Corporation with prior written notice (which notice may be included in a Conversion Notice) requesting reissuance of the shares of Series B Convertible Preferred Stock upon physical surrender of the applicable Series B Convertible Preferred Stock Certificate. Each Holder and the Corporation shall maintain records showing the Stated Value, dividends and other amounts converted and/or paid (as the case may be) and the dates of such conversions and/or payments (as the case may be) or shall use such other method, reasonably satisfactory to such Holder and the Corporation, so as not to require physical surrender of a Series B Convertible Preferred Stock Certificate upon conversion. If the Corporation does not update the Register to record such Stated Value, dividends and other amounts converted and/or paid (as the case may be) and the dates of such conversions and/or payments (as the case may be) within two (2) Business Days of such occurrence, then the Register shall be automatically deemed updated to reflect such occurrence. In the event of any dispute or discrepancy, such records of such Holder establishing the number of shares of Series B Convertible Preferred Stock to which the Holder is entitled shall be controlling and determinative in the absence of manifest error evidenced in writing. A Holder and any transferee or assignee, by acceptance of a certificate, acknowledge and agree that, by reason of the provisions of this paragraph, following conversion of any shares of Series B Convertible Preferred Stock, the number of shares of Series B Convertible Preferred Stock represented by such certificate may be less than the number of shares of Series B Convertible Preferred Stock stated on the face thereof. Each Series B Convertible Preferred Stock Certificate shall bear the following legend:

ANY TRANSFEREE OR ASSIGNEE OF THIS CERTIFICATE SHOULD CAREFULLY REVIEW THE TERMS OF THE CORPORATION’S CERTIFICATE OF DESIGNATION RELATING TO THE SHARES OF SERIES B CONVERTIBLE PREFERRED STOCK REPRESENTED BY THIS CERTIFICATE. THE NUMBER OF SHARES OF SERIES B CONVERTIBLE PREFERRED STOCK REPRESENTED BY THIS CERTIFICATE MAY BE LESS THAN THE NUMBER OF SHARES OF PREFERRED STOCK STATED ON THE FACE HEREOF PURSUANT TO THE CERTIFICATE OF DESIGNATION RELATING TO THE SHARES OF SERIES B CONVERTIBLE PREFERRED STOCK REPRESENTED BY THIS CERTIFICATE.

ANNEX A

Section 7. Triggering Events.

Each of the following events shall constitute a “Triggering Event”:

(a) the Corporation does not meet the current public information requirements under Rule 144 of the Securities Act in respect of the shares of Common Stock issuable upon conversion of the Series B Convertible Stock for a period of more than 10 consecutive Trading Days;

(b) the Corporation shall default in any payment of any amount or amounts of principal of or interest (if any) on $100,000 or more of any Indebtedness;

(c) the suspension from trading or failure of the Common Stock to be trading or listed (as applicable) on the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange, the NYSE American, the OTCQB, or the OTCQX (or any successors to any of the foregoing) for a period of 10 consecutive Trading Days; the Corporation’s written notice to any holder of Series B Convertible Stock, including, without limitation, by way of public announcement or through any of its agents, at any time, of its intention not to comply, as required, with a request for conversion of any Series B Convertible Preferred Stock into shares of Common Stock that is requested in accordance with the provisions of this Certificate of Designation, other than pursuant to the Beneficial Ownership Limitation;

(d) the Corporation fails to meet its share reservation obligations under the Securities Purchase Agreement;

(e) failure to meet the Required Minimum requirements in accordance with the Securities Purchase Agreement;

(f) the Corporation’s failure to declare or to pay to any Holder any dividend on any Dividend Payment Date (as defined in Section 3) whether or not such dividend is declared by the Board of Directors or any other amount when and as due under this Certificate of Designation, or any other Transaction Document, except, in the case of a failure to pay dividends when and as due, in each such case only if such failure remains uncured for a period of at least 10 consecutive Trading Days;

(g) the Corporation either (A) fails to cure a conversion failure by delivery of the required number of shares of Common Stock within two (2) Trading Days after the applicable conversion date on two or more occasions or (B) fails to remove any restrictive legend on any certificate or any shares of Common Stock issued to such Holder upon conversion of any Series B Convertible Preferred Stock as and when required by this Certificate of Designation unless otherwise then prohibited by applicable federal securities laws, and any such failure to remove the legend remains uncured for at least five consecutive Trading Days;

(h) bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings for the relief of debtors shall be instituted by or against the Corporation or any subsidiary which shall not be dismissed within 60 days of their initiation;

(i) the commencement by the Corporation or any subsidiary of a voluntary case or proceeding under any applicable federal, state or foreign bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by it to the entry of a decree, order, judgment or other similar document in respect of the Corporation or any subsidiary in an involuntary case or proceeding under any applicable federal, state or foreign bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under any applicable federal, state or foreign law, or the consent by it to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Corporation or any subsidiary or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the execution of a composition of debts, or the occurrence of any other similar federal, state or foreign proceeding, the taking of corporate action by the Corporation or any subsidiary in furtherance of any such action or the taking of any action by any Person to commence a Uniform Commercial Code foreclosure sale or any other similar action under federal, state or foreign law;

ANNEX A

(j) the entry by a court of (i) a decree, order, judgment or other similar document in respect of the Corporation or any subsidiary of an involuntary case or proceeding under any applicable federal, state or foreign bankruptcy, insolvency, reorganization or other similar law or (ii) a decree, order, judgment or other similar document adjudging the Corporation or any subsidiary as bankrupt or insolvent, or approving as properly filed a petition seeking liquidation, reorganization, arrangement, adjustment or composition of or in respect of the Corporation or any subsidiary under any applicable federal, state or foreign law or (iii) a decree, order, judgment or other similar document appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Corporation or any subsidiary or of any substantial part of its property, or ordering the winding up or liquidation of its affairs;

(k) a final judgment or judgments for the payment of money in excess of $100,000 are rendered against the Corporation and/or any of its subsidiaries and which judgments are not, within 20 days after the entry thereof, bonded, discharged, settled or stayed pending appeal, or are not discharged within 30 days after the expiration of such stay;

(l) other than as specifically set forth in another clause of Section 7, the Corporation breaches any representation or warranty in any material respect (other than representations or warranties subject to material adverse effect or materiality, which may not be breached in any respect) or any covenant or other term or condition of any Transaction Document, except, in the case of a breach of a covenant or other term or condition that is curable, only if such breach remains uncured for a period of five consecutive Trading Days;

(m) failing to comply in any material respect with the reporting requirements of the Exchange Act (other than becoming delinquent in its filings, which is addressed in paragraph (a) above);

(n) providing material non-public information to a Holder of Series B Convertible Preferred Stock without its prior written consent;

(o) failure to redeem the Series B Convertible Preferred Stock in accordance with this Certificate of Designation;

(p) the consummation of a public or private offering of the Corporation’s Common Stock, or securities convertible into or exercisable to purchase Common Stock, at a price per share of Common Stock that is below the Conversion Price;

(q) the failure of the Corporation to maintain an annualized Adjusted EBITDA (defined as EBITDA (earnings before interest, taxes, depreciate and amortization) for any period of calculation plus the amount of the Corporation’s non-cash compensation charges and expenses to officers, directors and consultants for such period) of at least $1,000,000 for two consecutive calendar quarters; or

(r) a false or inaccurate certification (including a false or inaccurate deemed certification) by the Corporation as to whether any Triggering Event has occurred.

Notwithstanding anything to the contrary herein, Sections (h), (i), (j) and (k) shall not apply (A) with respect to the Corporation’s subsidiaries, or (B) the Corporation’s ownership interest in such subsidiaries, provided that, at the time of such action, event or occurrence, the Corporation has one or more other subsidiaries with material business operations that are not then effected by an action, event or occurrence described in Sections (h), (i), (j) and (k).

ANNEX A

Section 8. Conversion Limitations.

The Corporation shall not affect any conversion of the Series B Convertible Preferred Stock, and a Holder shall not have the right to convert shares of Series B Convertible Preferred Stock, to the extent that after giving effect to the proposed conversion, the Holder (together with the Holder’s affiliates and any persons acting as a group together with the Holder or any of the Holder’s affiliates) would beneficially own in excess of the Beneficial Ownership Limitation. For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by the Holder and its affiliates shall include the number of shares of Common Stock issuable upon conversion of the Series B Convertible Preferred Stock with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which are issuable upon (i) conversion of the remaining, unconverted Series B Convertible Preferred Stock owned by the Holder or any of its affiliates and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Corporation subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the Holder or any of its affiliates. Except as set forth in the preceding sentence, for purposes of this Section 8, beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act, and the rules and regulations promulgated thereunder. To the extent that the limitation contained in this Section 8 applies, the determination of whether any share of Series B Convertible Preferred Stock is convertible shall be in the sole discretion of the Holder, and the submission of a notice of conversion shall be deemed to be the Holder’s determination of whether the share of Series B Convertible Preferred Stock may be converted, in each case subject to the Beneficial Ownership Limitation. For purposes of this Section 8, in determining the number of outstanding shares of Common Stock, the Holder may rely on the number of outstanding shares of Common Stock as stated in the most recent of the following: (i) the Corporation’s most recent periodic or annual report filed with the SEC, as the case may be, (ii) a more recent public announcement by the Corporation, or (iii) a more recent written notice by the Corporation or the Transfer Agent setting forth the number of shares of Common Stock outstanding. Upon the written or oral request of a Holder, the Corporation shall within one Trading Day confirm orally and in writing to the Holder the number of shares of Common Stock then outstanding. The “Beneficial Ownership Limitation” shall be 4.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon conversion of this Series B Convertible Preferred Stock held by the Holder. The Holder, upon not less than 61 days’ prior notice to the Corporation, may increase or decrease the Beneficial Ownership Limitation provisions of this Section 8, provided that the Beneficial Ownership Limitation in no event exceeds 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon conversion of the Series B Convertible Preferred Stock held by the Holder and the Beneficial Ownership Limitation provisions of this Section 8 shall continue to apply. Any such increase or decrease will not be effective until the 61st day after such notice is delivered to the Corporation. The Beneficial Ownership Limitation provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 8 to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation contained herein or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this Section 8 shall apply to a successor Holder of the Series B Convertible Preferred Stock.

Section 9. Stock Dividends and Stock Splits.

If the Corporation, at any time while any shares of Series B Convertible Preferred Stock are outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock on shares of Common Stock or any Common Stock Equivalents, (ii) subdivides outstanding shares of Common Stock into a larger number of shares, (iii) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (iv) issues, in the event of a reclassification of shares of the Common Stock, any shares of capital stock of the Corporation, then the Conversion Price shall be adjusted proportionately. Any adjustment made pursuant to this Section 9 shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

ANNEX A

Section 10. Adjustments to Conversion Price for Diluting Issues.

(a) For purposes of this Section 10, the following definitions shall apply:

(i) “Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or, pursuant to Section 10(c) below, deemed to be issued) by the Corporation after the Original Issuance Date, other than (1) the following shares of Common Stock and (2) shares of Common Stock deemed issued pursuant to the following Options and Convertible Securities:

1. shares of Common Stock, Options or Convertible Securities issued in an Exempt Issuance;

2. as to any series of preferred stock, shares of Common Stock, Options or Convertible Securities issued as a dividend or distribution on such series of preferred stock; and

3. shares of Common Stock, Options or Convertible Securities issued by reason of a dividend, stock split, split-up or other distribution on shares of Common Stock that is covered by Section 9.

(ii) “Convertible Securities” shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock, but excluding Options.

(iii) “Option” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

(b) If and whenever on or after the Original Issuance Date but not after two years from the Original Issuance Date, the Corporation issues or sells, or in accordance with this Section 10 is deemed to have issued or sold, Additional Shares of Common Stock (including the issuance or sale of shares of Common Stock owned or held by or for the account of the Corporation, issued or sold or deemed to have been issued or sold) other than an Exempt Issuance, for a consideration per share (the “Base Share Price”) less than a price equal to the Conversion Price in effect immediately prior to such issuance or sale or deemed issuance or sale (such Conversion Price then in effect is referred to herein as the “Applicable Price”) (the foregoing a “Dilutive Issuance”), then immediately after such Dilutive Issuance, the Conversion Price then in effect shall be reduced to an amount equal to the Base Share Price. For all purposes of the foregoing (including, without limitation, determining the adjusted Conversion Price and the Base Share Price under this Section 10 (b)), the following shall be applicable:

(i) If the Corporation in any manner grants or sells any Options and the lowest price per share for which one share of Common Stock is at any time issuable upon the exercise of any such Option or upon conversion, exercise or exchange of any Convertible Securities issuable upon exercise of any such Option or otherwise pursuant to the terms thereof is less than the Applicable Price, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Corporation at the time of the granting or sale of such Option for such price per share. For purposes of this Section 10(b), the “lowest price per share for which one share of Common Stock is issuable upon the exercise of any such Options or upon conversion, exercise or exchange of any Convertible Securities issuable upon exercise of any such Option or otherwise pursuant to the terms thereof” shall be equal to (1) the lower of (x) the sum of the lowest amounts of consideration (if any) received or receivable by the Corporation with respect to any one share of Common Stock upon the granting or sale of such Option, upon exercise of such Option and upon conversion, exercise or exchange of any Convertible Security issuable upon exercise of such Option or otherwise pursuant to the terms thereof and (y) the lowest exercise price set forth in such Option for which one share of Common Stock is issuable upon the exercise of any such Options or upon conversion, exercise or exchange of any Convertible Securities issuable upon exercise of any such Option or otherwise pursuant to the terms thereof minus (2) the sum of all amounts paid or payable to the holder of such Option (or any other Person) upon the granting or sale of such Option, upon exercise of such Option and upon conversion, exercise or exchange of any Convertible Security issuable upon exercise of such Option or otherwise pursuant to the terms thereof plus the value of any other consideration received or receivable by, or benefit conferred on, the holder of such Option (or any other Person). Except as contemplated below, no further adjustment of the Conversion Price shall be made upon the actual issuance of such shares of Common Stock or of such Convertible Securities upon the exercise of such Options or otherwise pursuant to the terms of or upon the actual issuance of such shares of Common Stock upon conversion, exercise or exchange of such Convertible Securities.

ANNEX A

(ii) If the Corporation in any manner issues or sells any Convertible Securities and the lowest price per share for which one share of Common Stock is at any time issuable upon the conversion, exercise or exchange thereof or otherwise pursuant to the terms thereof is less than the Applicable Price, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Corporation at the time of the issuance or sale of such Convertible Securities for such price per share. For the purposes of this Section 10(b)(ii) the “lowest price per share for which one share of Common Stock is issuable upon the conversion, exercise or exchange thereof or otherwise pursuant to the terms thereof” shall be equal to (1) the lower of (x) the sum of the lowest amounts of consideration (if any) received or receivable by the Corporation with respect to one share of Common Stock upon the issuance or sale of the Convertible Security and upon conversion, exercise or exchange of such Convertible Security or otherwise pursuant to the terms thereof and (y) the lowest conversion price set forth in such Convertible Security for which one share of Common Stock is issuable upon conversion, exercise or exchange thereof or otherwise pursuant to the terms thereof minus (2) the sum of all amounts paid or payable to the holder of such Convertible Security (or any other Person) upon the issuance or sale of such Convertible Security plus the value of any other consideration received or receivable by, or benefit conferred on, the holder of such Convertible Security (or any other Person). Except as contemplated below, no further adjustment of the Conversion Price shall be made upon the actual issuance of such shares of Common Stock upon conversion, exercise or exchange of such Convertible Securities or otherwise pursuant to the terms thereof, and if any such issuance or sale of such Convertible Securities is made upon exercise of any Options for which adjustment of the Series B Convertible Preferred Stock has been or is to be made pursuant to other provisions of this Section 10(a), except as contemplated below, no further adjustment of the Conversion Price shall be made by reason of such issuance or sale.

(iii) If (A) the purchase or exercise price provided for in any Options, (B) the additional consideration, if any, payable upon the issue, conversion, exercise or exchange of any Convertible Securities, or (C) the rate at which any Convertible Securities are convertible into or exercisable or exchangeable for shares of Common Stock increases or decreases at any time (other than (x) proportional changes in conversion or exercise prices, as applicable, in connection with an event referred to in Section 9 and (y) automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Securities), the Conversion Price in effect at the time of such increase or decrease shall be adjusted to the Conversion Price which would have been in effect at such time had such Options or Convertible Securities provided for such increased or decreased purchase price, additional consideration or increased or decreased conversion rate, as the case may be, at the time initially granted, issued or sold. For purposes of this Section 10(b)(iii), if the terms of any Option or Convertible Security that was outstanding as of the Original Issuance Date are increased or decreased in the manner described in the immediately preceding sentence, then such Option or Convertible Security and the shares of Common Stock deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such increase or decrease.

ANNEX A

(iv) If any Option is issued in connection with the issuance or sale of any other securities of the Corporation together comprising one integrated transaction in which no specific consideration is allocated to such Option by the parties thereto, the Options will be deemed to have been issued for a consideration of $0.0001. If any shares of Common Stock, Options or Convertible Securities are issued or sold or deemed to have been issued or sold for cash, the consideration received therefor will be deemed to be the net amount of consideration received by the Corporation therefor. If any shares of Common Stock, Options or Convertible Securities are issued or sold for a consideration other than cash, the amount of such consideration received by the Corporation will be the fair value of such consideration, except where such consideration consists of publicly traded securities, in which case the amount of consideration received by the Corporation for such securities will be the arithmetic average of the VWAPs of such security for each of the five Trading Days immediately preceding the date of receipt. If any shares of Common Stock, Options or Convertible Securities are issued to the owners of the non-surviving entity in connection with any merger in which the Corporation is the surviving entity, the amount of consideration therefor will be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such shares of Common Stock, Options or Convertible Securities. The fair value of any consideration other than cash or publicly traded securities will be determined jointly by the Corporation and the Holders of the majority of the outstanding shares of Series B Convertible Preferred Stock, which determination shall be binding on all Holders of Series B Convertible Preferred Stock. If such parties are unable to reach agreement within 10 days after the occurrence of an event requiring valuation (the “Valuation Event”), the fair value of such consideration will be determined within five Trading Days after the 10th day following such Valuation Event by an independent, reputable appraiser jointly selected by the Corporation and the Holders of the majority of the outstanding shares of Series B Convertible Preferred Stock. The determination of such appraiser shall be final and binding upon all parties absent manifest error. If such appraiser’s valuation differs by less than 5% from the Corporation’s proposed valuation, the fees and expenses of such appraiser shall be borne by the dissenting Holder(s) pro rata in accordance with their respective shares of Series B Convertible Preferred Stock, and if such appraiser’s valuation differs by more than 5% from the Corporation’s proposed valuation, the fees and expenses of such appraiser shall be borne by the Corporation.

(v) No adjustment pursuant to this Section 10(b) shall be made if such adjustment would result in an increase of the Conversion Price then in effect.

(c) No adjustment in the Conversion Price shall be made as the result of the issuance or deemed issuance of Additional Shares of Common Stock (i) in an Exempt Issuance, or (ii) if the Corporation receives written notice from the Holders of a majority of the then-outstanding shares of Series B Convertible Preferred Stock agreeing that no such adjustment shall be made as the result of the issuance or deemed issuance of such Additional Shares of Common Stock.

ANNEX A

Section 11. Redeemed or Otherwise Acquired Series B Convertible Stock.

Any shares of Series B Convertible Preferred Stock that are redeemed, converted or otherwise acquired by the Corporation or any of its subsidiaries shall be automatically and immediately cancelled and retired and shall not be reissued, sold or transferred. Neither the Corporation nor any of its subsidiaries may exercise any voting or other rights granted to the Holders of Series B Convertible Preferred Stock following redemption, conversion or acquisition.

Section 12. Noncircumvention.

The Corporation hereby covenants and agrees that the Corporation will not, by amendment of its Articles of Incorporation including by the filing of any Certificate of Designation (however such document is named), bylaws or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Certificate of Designation, and will at all times in good faith carry out all the provisions of this Certificate of Designation and take all action as may be required to protect the rights of the Holders.

Section 13. Vote to Change the Terms of or Issue Preferred Stock.

In addition to any other rights provided by law, without first obtaining the written consent of at least a majority of the outstanding shares of Series B Convertible Preferred Stock, the Corporation shall not: (a) amend or repeal any provision of, or add any provision to, its Articles of Incorporation or bylaws, or file any Certificate of Designation (however such document is named) or articles of amendment to create any class or any series of preferred stock, if such action would adversely alter or change in any respect the preferences, rights, privileges or powers, or restrictions provided for the benefit, of the Series B Convertible Preferred Stock, regardless of whether any such action shall be by means of amendment to the Articles of Incorporation or bylaws or by merger, consolidation or otherwise or filing any Certificate of Designation, it being understood that the creation of a new security having rights, preferences or privileges senior to or on parity with the Series B Convertible Preferred Stock in a future financing will not constitute an amendment, addition, alteration, filing, waiver or repeal for these purposes; (b) increase or decrease (other than by conversion) the authorized number of shares of Series B Convertible Preferred Stock; or (c) except pursuant to the Securities Purchase Agreement, in connection with the acquisition of the Target or in exchange for promissory notes outstanding on the initial date of issuance of the Series B Convertible Preferred Stock, issue any shares of Series B Convertible Preferred Stock, or (d) without limiting any provision hereunder, whether or not prohibited by the terms of the Series B Convertible Stock, circumvent a right of the Series B Convertible Preferred Stock.

Section 14. Amendment.

Except for the conversion limitations set forth in Section 8 of this Certificate of Designation, as otherwise set forth in Section 13 of this Certificate of Designation and as otherwise required by law, this Certificate of Designation may be amended by the written consent or affirmative vote of the Holders of at least a majority of the outstanding shares of Series B Convertible Preferred Stock.

Section 15. Waiver.

Except for the conversion limitations set forth in Section 8 of this Certificate of Designation and as otherwise set forth in Section 13 of this Certificate of Designation, any of the rights, powers, preferences, privileges, restrictions, qualifications, limitations and other terms of the Series B Convertible Preferred Stock set forth herein may be waived on behalf of all Holders of Series B Convertible Preferred Stock by the written consent or affirmative vote of at least a majority of the outstanding shares of Series B Convertible Preferred Stock.

ANNEX A

Section 16. Specific Shall Not Limit General.

No specific provision contained in this Certificate of Designation shall limit or modify any more general provision contained herein.

The undersigned declares, under penalty of perjury under the laws of the State of Nevada, that the matters set forth in this Certificate of Designation are true and correct to the knowledge of the undersigned. The undersigned hereby signs this Certificate of Designation on April 3, 2024, at Bloomfield Hills, Michigan.

/s/ Glen Miller
Glen Miller, President

/s/ Michael Jansen
Michael Jansen, Secretary